NATION ENERGY INC.

Suite F - 1500 West 16th Avenue

Vancouver BC V6H 4B9 Canada

November 27, 2014

TO:

Paltar Petroleum Limited

1555 Blake Street   Suite 1002

Denver, Colorado  80202

Attention:

Mr. Marc Bruner

Dear Sirs:

RE:

AMENDED AND RESTATED AGREEMENT regarding Paltar Petroleum Limited Australia Permits & Applications

This letter sets out the Amended and Restated agreement (“Agreement”) reached among Nation Energy Inc. as purchaser (“the Purchaser”), and Paltar Petroleum Limited (the "Vendor") regarding the transfer and sale by the Vendor of the oil and gas permits and applications and other assets listed in Schedule A below to the Purchaser upon the terms and conditions set forth herein.  Marc Bruner (“Bruner”) as an indirect major shareholder and CEO of the Vendor agrees to the terms hereof. This Agreement replaces in their entirety the letter agreement among the parties respecting the same or similar subject matters dated October 11, 2013 (the “Letter Agreement”), the First Amendment Letter Agreement dated March 31, 2014, and the drafted but unsigned Second Amendment to the Letter Agreement dated August 29, 2014. This Agreement contemplates the subsequent amendment of the Loan Agreement between Vendor and John Hislop dated October 11, 2013; the three promissory notes from Vendor, as borrower, to John Hislop, a principal of the Purchaser (“Hislop”), as lender; and the Limited Non-Recourse Pledge and Guaranty Agreement between Wotan Group Limited, as pledger, and Hislop, as pledgee, in which Vendor joined (collectively, the “Hislop Loan Documents”), although this Agreement itself does not amend or otherwise affect any of the Hislop Loan Documents.

All dollar amounts in this Agreement are expressed in United States dollars, unless otherwise indicated.

Acquisition

1.

The Vendor (or at Vendor’s option, a subsidiary of the Vendor) hereby agrees to sell, assign and transfer to the Purchaser (or, at Purchaser’s option, a subsidiary of the Purchaser) the assets of the Vendor or its subsidiary (the "Assets") which are listed in Schedule A attached hereto, on the terms and subject to the conditions set out in this Agreement (the “Sale Transaction”), free and clear of all liabilities, and Purchaser (or its subsidiary) agrees to purchase the Assets and to assume and perform all obligations under the oil and gas permits and applications listed in Schedule A. The Vendor has not operated the Assets nor explored or developed same. The Assets produce no revenues.

Consideration

2.

In consideration of the rights granted Purchaser under this Agreement, Purchaser shall pay $200,000 to Vendor upon execution of this Agreement.  This payment shall be non-refundable and shall not be applied to reduce any subsequent payment amount under this Agreement. Immediately upon receipt, the Vendor will pay to its auditors sufficient payments to ensure that audited financial statements of the Vendor in US GAAP for the fiscal years ended August 31, 2012, 2013 and 2014 will be delivered to Vendor and to Purchaser by January 31, 2015. Vendor will ensure that its auditors are qualified under the United States Public Company Accounting Oversight Board (“PCAOB”) to prepare audited financial statements.

3.

In consideration for the sale and transfer of the Assets to the Purchaser:

3.1

Purchaser will pay AUD$765,675 to Vendor within 30 days after closing of the Sale Transaction contemplated hereby (the “Closing”);

3.2

Purchaser will issue its promissory note to Vendor in the principal amount of USD$2.5 million, with interest at 12% per year, repayable out of (i) the proceeds of each public or private offering of securities issued by the Purchaser (other than an offering solely to Purchaser’s officers and directors) after Closing, and (ii) 50% of all cash amounts paid by a joint venture partner to Purchaser in connection with each farmin, joint venture, or similar arrangement for joint operation of the oil and gas permits and applications listed in Schedule A; provided, however, that the entire unpaid balance under this note shall be due and payable on the first anniversary of Closing;

3.3

Purchaser will issue its promissory note to Vendor in the principal amount of USD$10 million, with interest at 12% per year, repayable out of (i) 20% of the proceeds of each public or private placement of securities issued by the Purchaser (other than placements solely to Purchaser’s officers and directors) between the Closing and the third anniversary of Closing, and (ii) 50% of all cash amounts paid by a joint venture partner to Purchaser in connection with a farmin, joint venture, or similar arrangement for joint operation of any of the oil and gas permits and applications listed in Schedule A, except to the extent the proceeds and cash amounts under clauses (i) and (ii) may first have been applied to the satisfaction of the $2.5 million note described in Section 3.2; provided, however, that the entire unpaid balance under this note shall be due and payable on the third anniversary of Closing; and

3.4

Purchaser will issue to the Vendor upon Closing 600,000,000 shares of common stock of the Purchaser, which 600,000,000 shares will be approximately 80% of the common shares in the capital of the Purchaser (the “Nation Energy Shares”) at Closing.  The Vendor acknowledges that the Nation Energy Shares will be restricted as to sale by US securities laws and rules and will carry a restrictive legend indicating such restrictions, and in addition, the Vendor has agreed to a lockup of the Nation Energy Shares such that none may be sold for 3 years after closing, except as may be otherwise permitted by resolution of the board of the Purchaser.  The Vendor will become an “affiliate” of the Purchaser and as such, will be required to file insider reports and otherwise comply with SEC affiliate rules. In addition, Vendor acknowledges that Purchaser is also a reporting issuer in Canada under Multilateral Instrument 51105, and will remain so for a year after Closing, and Canadian securities filings will be required during that time.

Hislop Loan Facilities

4.

Hislop has lent the Vendor $300,000: $172,040 under a promissory note dated October 11, 2013 and $127,960 under a promissory note dated October 11, 2013.  The parties anticipate that these two notes will be amended upon execution of this Agreement to extend the maturity dates to May 31, 2015.

5.

Hislop has advanced the Vendor an aggregate AUD$204,000 under a line of credit dated October 11, 2013.  Upon execution of this Agreement, Vendor will assign to Purchaser all of the outstanding securities of Officer Petroleum Pty Ltd (the record holder of Western Australia Exploration Permit 468) in consideration for Purchaser’s assumption of all indebtedness due Hislop at the date of this Agreement under this line of credit and Hislop’s release of Vendor (and Vendor’s limited guarantor, Wotan Group Limited) from any further liability in respect of such assumed indebtedness.

6.

No later than November 25, 2014, Hislop will deposit an amount equivalent to AUD$800,200 with Clark Wilson LLP, which will be drawn against to repay amounts due from Vendor to CR Innovations AG under three promissory notes issued under a loan agreement dated December 12, 2013.  The amount so paid will be deemed a loan by Hislop to Vendor and will be evidenced by a promissory note, bearing interest from the date of the payment at the rate of 12% per year, maturing on May 31, 2015.  As soon as practicable after such promissory note is executed, Wotan Group Limited will execute and deliver to Hislop a further limited non-recourse guaranty and pledge agreement, substantially in the form of the first limited non-recourse guaranty and pledge agreement dated October 11, 2013, together with a certificate evidencing a further 10 million common shares of Paltar common stock and a stock power executed by Wotan, although this further agreement, unlike the first, will authorize Hislop, at his sole option if this promissory note is not paid when due, to cause the transfer of all such 10 million shares to Hislop or his designed transferee in full satisfaction of all amounts due Hislop under the promissory note.  This further limited non-recourse guaranty and pledge agreement (and the further 10 million shares pledged thereunder) is completely separate from the first (and its 10 million shares); the first is unchanged and will continue to secure the notes referred to in Section 4, as such notes may be amended.

7.

In the event the Sale Transaction closes, the promissory notes described in Sections 4 and 6 in the approximate aggregate principal amount of $1,120,000 (converting CDN to USD at the date of debenture issuance), will continue to be owed to Hislop by the Vendor. It is intended that the funds received by the Vendor pursuant to Sections 3.2 and 3.3 will be used to settle this debt as soon as the board of the Vendor deems possible, and interest will accrue until the debt is repaid. In the event that the Sale Transaction does not close, the Vendor will repay the promissory notes on May 31, 2015.  Notwithstanding the above, immediately after Paltar’s shareholders’ meeting to approve the Sale Transaction (the “Special Paltar Meeting”), or if Paltar gives notice that it will not hold the Special Paltar Meeting or failing notice, does not hold the Special Paltar Meeting by March 31, 2015,  Hislop may immediately realize on the security granted regarding the AUD$800,200 loan and the $300,000 loan.  In case of such realization, the 10 million shares held as non-recourse security for the AUD$800,200 loan and the 10 million shares held as non-recourse security for the $300,000 loan will immediately belong to Hislop and both such loans will be deemed paid in full.

Closing and Definitive Agreements

8.

Closing will occur within seven days after the Vendor’s shareholders approve this Agreement and the Sale Transaction contemplated hereby or on such other date as the parties may agree, to be held at such place and time as the parties may agree. The parties will use their reasonable best efforts to ensure that Closing occurs no later than April 15, 2015.

9.

The parties will execute at Closing such mutually agreed contract operating agreements and ratifications of existing joint operating agreements as will ensure that Vendor remains the Operator of all the permits (including all permits which may be issued upon the grant of existing applications), except as to acreage removed from the permits and placed into production licenses.  Other operators may be chosen for lands covered by production licenses.  Vendor, as Operator, will guarantee for the benefit of the government the performance of all permit obligations, including the performance of required technical work programs, until production licenses are granted.

10.

The parties agree to instruct their attorneys to co-operate and complete comprehensive and definitive agreements for the Sale. The definitive agreements will contain terms and representations customary for agreements governing the purchase and sale of oil and gas permits in Australia, as prepared by commercial legal counsel of good reputation. In the event that any matter cannot be resolved or agreed, the terms of this Agreement will govern respecting that matter. If no definitive agreements are executed by the parties hereto, this Agreement will remain in full force and effect.

1.

The Vendor will hold the Special Paltar Meeting of its shareholders  and put forward for consideration a shareholders’ resolution to approve the Sale Transaction in accordance with Australian corporate law.

1.

The Vendor acknowledges that the Purchaser will be required within four days of Closing to file a comprehensive 8-K material change report which includes prospectus level disclosure about the Assets, the Assets, risks, prospects and management. The Vendor will fully cooperate to provide to the Purchaser on a timely basis such information as Purchaser or its attorneys or auditors consider necessary for preparation of the 8-K. Without limitation, the Vendor will provide prior to Closing audited financial statements regarding the operations of the Assets for the fiscal years ended August 31, 2012, 2013 and 2014, prepared by a PCAOB approved auditor in US GAAP, and such additional fiscal period financial statements as may be required under SEC regulations. All of these financial statements will be included in the 8-K.

Due Diligence

2.

The Purchaser and the Vendor will each have the right to conduct due diligence on the other in connection with the transactions contemplated hereunder.  Each of the Purchaser and the Vendor and their respective accountants, legal counsel and other representatives will have full access during normal business hours to the management, properties, books, records, contracts, commitments and other documents of the other and their subsidiaries in connection with the transactions contemplated herein.

Closing Conditions

3.

This Agreement and the Closing hereof is subject to the following:

(a)

Purchaser’s satisfaction with Vendor’s title to the Assets;

(a)

satisfaction of the notice requirements and other transfer preconditions set forth in Sections 12.3 and 12.4 of the Joint Venture Operating Agreement between Vendor and Sweetpea Petroleum Pty Limited, dated September 16, 2011;

(a)

the representations of the Vendor respecting the Assets as delivered to the Purchaser being true in all material respects, free and clear of all encumbrances;

(a) the passing of a resolution of the Purchaser’s board appointing Vendor’s nominees to be a majority of the directors of the Purchaser, to be effective immediately after Closing;

(b) the Vendor having entered into a shareholder agreement with Hislop including, among other things, (i) a covenant that Vendor and Hislop will each vote their Purchaser common shares for a period of 5 years after Closing to elect Hislop (or his nominee), Darrel Causbrook, and Marc Bruner as members of the Purchaser’s board of directors, although there may be as many other directors of the Purchaser as its shareholders may determine; and (ii) a covenant that Vendor and Hislop will each vote their Purchaser common shares for a period of 5 years after Closing in favor of paying 20% of all cash amounts paid by a joint venture partner to Purchaser in connection with a farmin, joint venture, or similar arrangement for joint operation of any of the oil and gas permits and applications listed in Schedule A as a dividend to Purchaser’s shareholders, if a dividend may then lawfully be declared and paid; and

(c) all representations and warranties contained herein and to be contained in the definitive agreements described above shall be true and correct at the date of Closing in all material respects.

The conditions listed above are for the benefit of the Purchaser and may be waived by the Purchaser at any time, except items 13(b) and 14(e) which are also for the benefit of the Vendor.

Termination

1.

Purchaser may terminate this Agreement at any time by written notice to Vendor if it concludes that the conditions set forth in Section 13 have not been satisfied and are unlikely to be satisfied before Closing.  Either party may terminate this Agreement by written notice to the other if Closing has not occurred by April 15, 2015, unless the failure to close is due to a breach of this Agreement by the party seeking to terminate.  Upon termination, each party will be released from any new obligations arising under this Agreement.

Representations of the Purchaser

2.

The Purchaser represents and warrants to the Vendor that:

(a)

the authorized capital of the Purchaser consists of 100,000,000 common shares with a par value of $0.001 per share, of which there are presently 16,020,000 common shares issued and outstanding, and prior to the Sale Transaction, the Purchaser intends to increase the authorized capital to 5,000,000,000 common shares and to settle $1,340,000 in outstanding debt for shares issued at $0.01 per share;

(a)

other than as contemplated under this Agreement, there are no other rights, warrants or options outstanding pursuant to which any shares of the Purchaser may be issued and there are no other securities issued and outstanding or issuable which are or may be convertible or converted into shares of the Purchaser;

(a) the Purchaser is duly incorporated under the laws of the state of Wyoming; and

(b) all of the Purchaser’s continuous disclosure filings with the Securities Exchange Commission of the United States are in good standing and are complete and accurate and other than as contemplated herein, there are and shall at Closing be no material changes in the Purchaser’s business and affairs from that which is disclosed in the Purchaser’s continuous disclosure documents.

Representations of the Vendor

1.

Each of the Vendor and Bruner represents and warrants to the Purchaser that:

(a)

subject to required governmental and other approvals as may be required by law, which the Vendor will use its best efforts to obtain, the Vendor has the full power and authority to transfer or cause to be transferred the Assets to the Purchaser free and clear of any charges, encumbrances, liens or claims, other than royalties and overriding royalties in existence at the date of this Agreement, including without limitation the overriding royalties referred to in Section 1.1 of the Joint Venture Operating Agreement between Vendor and Sweetpea Petroleum Pty Limited;

(a)

other than as contemplated under this Agreement, there are no other rights or options outstanding pursuant to which any third party has any right or interest in the Assets;

(a)

the Vendor is duly incorporated under the laws of Australia; and

(a) other than liens arising under the Joint Venture Operating Agreement between Vendor and Sweetpea Petroleum Pty Limited, the Vendor’s interest in the Asset is free and clear of all encumbrance.

Covenants

1.

The Purchaser hereby covenants to the Vendor as follows:

(a)

the Purchaser shall conduct its business in the ordinary and normal course and shall not, without the prior written consent of the Vendor, or enter into any transaction which would cause any of its representations or warranties or agreements in this Agreement to be incorrect or to constitute a breach of any covenant or agreement of the Purchaser herein;

(a) the Purchaser shall not issue or redeem any shares in its capital nor issue any securities convertible or exchangeable into shares other than as disclosed in this Agreement.

1.

The Vendor hereby covenants to the Purchaser as follows:

(a)

the Vendor shall conduct its business in the ordinary and normal course and shall not enter into any transaction which would cause any of the Vendor’ representations or warranties contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Vendor contained in this Agreement;

(a) the Vendor shall cause the Purchaser post-Closing to register with the SEC under the Securities Act of 1933 as many of the approximately 145 million shares beneficially owned by Hislop currently and shares for debt to be issued as is permitted by the SEC, and such registration statement will be filed within 60 days of Closing. Purchaser and Vendor will jointly use their reasonable best efforts to ensure the registration statement becomes effective within 140 days of Closing.  Prior to Closing, the parties will negotiate and sign a Registration Rights agreement with John Hislop which sets out these rights and provides for penalties in the event registration does not occur as contemplated;

(b) The Vendor will continue to use its best efforts after Closing to cause all Applications outstanding as of the date hereof to be converted to Permits, as agreed by the Purchaser;

(c) the Vendor shall not take any action which would result in any material adverse change to the Vendor or to sell, transfer, encumber or dispose of any of the Assets or related entitlements, except as is permitted in writing by the Purchaser; and

(d) the Vendor will not, without the prior written consent of the Purchaser, transfer any of the Assets to any other party except in accordance with the terms of this Agreement.

Binding Agreement

1.

Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

Confidentiality

2.

The Vendor acknowledges that the Purchaser is a public company and has an obligation to disclose all material information about its affairs. The Vendor agrees that it will not trade in the securities of the Purchaser while in possession of, will ensure its management do not so trade, nor will the Vendor inform others of (except on a need to know basis), any non-disclosed material information about the Purchaser.

General

3.

Each party will pay its own legal costs, whether or not the transactions contemplated hereby are completed.

4.

This Agreement shall be governed and interpreted in accordance with the laws of the State of Wyoming.

5.

This Agreement may be executed in counterparts with the same effect as if each of the parties hereto had signed the same document and all counterparts will be construed together and constitute one and the same instrument.

6.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

7.

This Agreement represents the entire agreement between the parties with respect to the transactions contemplated herein and supersedes all other prior agreements, understandings, negotiations and discussions.

If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

NATION ENERGY INC.

PALTAR PETROLEUM LIMITED

Per:  “John R. Hislop”

Per:  “Marc A. Bruner”

        Authorized Signatory

        Authorized Signatory

AGREED TO AND ACCEPTED THIS

27th DAY OF November, 2014.

)

“D.G.J. Tanner”

)

Witness Signature

)

)

D.G.J. Tanner

)

“Marc A. Bruner”

Name

)

MARC A. BRUNER

)

Deere House, Burley

)

Ringwood  BH24 4AJ

)

Address

)

)

)

“D.G.J. Tanner”

)

Witness Signature

)

)

D.G.J. Tanner

)

“John R. Hislop”

Name

)

JOHN HISLOP

)

Deere House, Burley

)

UK  BH24 4AJ

)

Address

)

)

“D.G.J. Tanner”

)

Witness Signature

)

WOTAN GROUP LIMITED

)

D.G.J. Tanner

)

“Marc A. Bruner”

Name

)

Marc A. Bruner, Chief Executive Officer

)

Deere House, Burley

)

UK  BH24 4AJ

)

Address

)

SCHEDULE A

ASSETS OF VENDOR TO BE TRANSFERRED

All of the outstanding stock of Officer Petroleum Pty Ltd (the record holder of Western Australia Exploration Permit 468), which will be transferred to Purchaser under Section 5 of the Agreement;

and

EXPLORATION PERMITS:

100% interest in the following permits, which will be transferred to Purchaser at Closing:

Permits	Holder	Permit Date
EP 231	Paltar	05/09/2012
EP 232	Paltar	03/10/2013
EP 234	Paltar	05/09/2012
EP 237	Paltar	05/09/2012

and,

50% interest in Northern Territory Exploration Permits 136 and 143, which will be transferred to Purchaser at Closing, subject to the Joint Venture Operating Agreement between Vendor and Sweetpea Petroleum Pty Limited, dated September 16, 2011.

APPLICATIONS FOR EXPLORATION PERMITS

As to which Vendor will promise to deliver transfer instruments to Purchaser when and if exploration permits are issued to Vendor:

Applications	Applicant	Application Date
EP(A) 197	Paltar
EP(A) 230	Paltar	19/08/2011
EP(A) 233	Paltar	19/08/2011
EP(A) 235	Paltar	19/08/2011
EP(A) 236	Paltar	19/08/2011
EP(A) 238	Paltar	19/08/2011
EP(A) 239	Paltar	19/08/2011
EP(A) 240	Paltar	19/08/2011
EP(A) 241	Paltar	19/08/2011
EP(A) 242	Paltar	19/08/2011
EP(A) 243	Paltar	19/08/2011
EP(A) 244	Paltar	19/08/2011
EP(A) 245	Paltar	19/08/2011
EP(A) 246	Paltar	19/08/2011
EP(A) 247	Paltar	19/08/2011
EP(A) 248	Paltar	19/08/2011
EP(A) 249	Paltar	19/08/2011
EP(A) 250	Paltar	23/08/2011
EP(A) 251	Paltar	23/08/2011
NTC/P 12	Paltar	23/08/2011
NTC/P 13	Paltar	23/08/2011
EP(A) 266	Paltar	18/10/2011
EP(A) 267	Paltar	18/10/2011
EP(A) 268	Paltar	18/10/2011
EP(A) 269	Paltar	18/10/2011
EP(A) 270	Paltar	18/10/2011
EP(A) 271	Paltar	18/10/2011
EP(A) 272	Paltar	18/10/2011
EP(A) 273	Paltar	18/10/2011
EP(A) 306	Paltar	22/08/2011